[Taubman Logo]
                                                      Taubman Centers, Inc.
                                                      200 East Long Lake
                                                      Bloomfield Hills, MI 48304
                                                     (248) 258-6800


CONTACT:

Barbara Baker                             Joele Frank/Matthew Sherman
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com



SUPPORT ERODES FOR SIMON'S OFFER

LESS THAN 50% OF TAUBMAN CENTERS SHARES TENDER TO SIMON

         Bloomfield Hills, Mich., March 31, 2003 - Taubman Centers, Inc. (NYSE:TCO) today responded to Simon Property Group's (NYSE: SPG) announcement of results for its unsolicited hostile cash tender offer made in conjunction with a subsidiary of Westfield America Trust (ASX:WFA) for Taubman Centers:

         According to Simon's announcement today, approximately 40 million shares of the 84 million shares of Taubman Centers voting stock were tendered into the offer. This is less than 50% of total shares outstanding and an amount that is insufficient to meet Simon's own minimum Tender Offer condition or to purchase the Company. At least two-thirds of Taubman Centers' 84 million issued and outstanding shares
         - at least 56 million voting shares - must approve any sale transaction or amendment to the corporate charter.

         As we have previously stated, Taubman Centers' Board of Directors believes that Simon and Westfield's offer is inadequate and not in the best interests of the shareholders of Taubman Centers. The Board is not prepared to recommend to the shareholders the sale of this Company at an inadequate price. Nor does the Board believe that maximum value will be realized by selling the Company at this time.

         Our collection of upscale regional mall assets cannot be replicated. They represent the most productive portfolio of regional malls in the United States and have always been and will always be highly coveted. The Company has a strong track record, has delivered more than an 80% total return to shareholders over

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         the past five years, and has also achieved a nearly 20% FFO (Funds From
         Operations) per share growth rate for 2002, the highest among retail REITs.

         Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. In addition Stony Point Fashion Park (Richmond, Va.) is under construction and will open September 18, 2003, and Northlake (Charlotte, N.C.) will begin construction later this year and will open August 5, 2005. The Taubman Centers Board of Directors on February 10, 2003 announced that it has authorized the expansion of its existing buyback program to repurchase up to an additional $100 million of the company's common shares. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

Taubman Centers, Inc. (the "Company") and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the Company's 2003 Annual Meeting of shareholders. Information concerning such participants will be available in the Company's Proxy Statement to be filed with the Commission in connection with the Company's 2003 Annual Meeting in due course. Shareholders are advised to read the Company's Proxy Statement when it becomes available, because it will contain important information. Shareholders may obtain, free of charge, copies of the Company's Proxy Statement when it becomes available, and any other documents filed by the Company with the Commission in connection with the 2003 Annual Meeting, at the Commission's website at (www.sec.gov) or by contacting the Company at the number listed above.


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